                                                                    EXHIBIT 10.1

================================================================================

                CONVERTIBLE NOTE PURCHASE AND EXCHANGE AGREEMENT

                                      among

                              CRITICAL PATH, INC.,

                       GENERAL ATLANTIC PARTNERS 74, L.P.,

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                  GAPSTAR, LLC,

                                   GAP-W, LLC,

                              GAPCO GMBH & CO. KG,

                          CAMPINA ENTERPRISES LIMITED,

                                CENWELL LIMITED,

                             GREAT AFFLUENT LIMITED,

                               DRAGONFIELD LIMITED

                                       and

                               LION COSMOS LIMITED

                           --------------------------
                            Dated: November 18, 2003
                           --------------------------

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

                                Table of Contents

                                                                                   Page
                                                                                   ----
ARTICLE I DEFINITIONS...........................................................     2
     1.1    Definitions.........................................................     2

ARTICLE II PURCHASE AND SALE OF NOTES; CONVERSION; EXCHANGE.....................    11
     2.1    Purchase and Sale of Notes..........................................    11
     2.2    Filings.............................................................    11
     2.3    Exchange of CK Sub Notes............................................    11
     2.4    Certificates of Determination.......................................    11
     2.5    Use of Proceeds.....................................................    11
     2.6    Closings; Deliveries................................................    12
     2.7    Subsequent Sale of Shares of Series E Preferred Stock...............    14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................    14
     3.1    Corporate Existence and Power.......................................    14
     3.2    Authorization; No Contravention.....................................    15
     3.3    Governmental Authorization; Third Party Consents....................    15
     3.4    Binding Effect......................................................    15
     3.5    Litigation..........................................................    15
     3.6    Compliance with Laws................................................    16
     3.7    Capitalization......................................................    16
     3.8    No Default or Breach; Contractual Obligations.......................    17
     3.9    Title to Properties.................................................    18
     3.10   Reports; Financial Statements.......................................    18
     3.11   Taxes...............................................................    19
     3.12   No Material Adverse Change; Ordinary Course of Business.............    19
     3.13   Private Offering....................................................    19
     3.14   Labor Relations.....................................................    20
     3.15   Employee Benefit Plans..............................................    20
     3.16   Liabilities.........................................................    21
     3.17   Affiliate Transactions..............................................    21
     3.18   Intellectual Property...............................................    22
     3.19   Privacy of Customer Information.....................................    23
     3.20   Potential Conflicts of Interest.....................................    23
     3.21   Trade Relations.....................................................    24
     3.22   Outstanding Borrowing...............................................    24
     3.23   Broker's, Finder's or Similar Fees..................................    24
     3.24   Stockholder Approval................................................    24
     3.25   CCC Section.........................................................    24
     3.26   Disclosure..........................................................    25

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
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE LENDERS AND CK PURCHASERS......    25
     4.1    Existence and Power.................................................    25
     4.2    Authorization; No Contravention.....................................    25
     4.3    Governmental Authorization; Third Party Consents....................    25
     4.4    Binding Effect......................................................    26
     4.5    Purchase for Own Account............................................    26
     4.6    Restricted Securities...............................................    27
     4.7    Accredited Investor.................................................    27
     4.8    Experience..........................................................    27
     4.9    Access to Information...............................................    27
     4.10   General Solicitation................................................    27
     4.11   Reliance............................................................    27

ARTICLE V CONDITIONS TO INITIAL CLOSING.........................................    28
     5.1    Conditions to Lenders' and CK Purchasers' Obligations...............    28
     5.2    Conditions to Company's Obligations.................................    29

ARTICLE VI CONDITIONS TO SUBSEQUENT CLOSING.....................................    29
     6.1    Conditions to CK Purchasers' Obligations............................    29
     6.2    Conditions to the Company's Obligations.............................    30

ARTICLE VII INDEMNIFICATION.....................................................    30
     7.1    Indemnification.....................................................    30
     7.2    Notification........................................................    30
     7.3    Contribution........................................................    31

ARTICLE VIII COVENANTS..........................................................    32
     8.1    Financial Statements and Other Information..........................    32
     8.2    FIRPTA Certificate..................................................    33
     8.3    Reservation of Common Stock.........................................    33
     8.4    Stockholder Approval................................................    33
     8.5    Financial Covenants.................................................    34
     8.6    SVB Debt Matters....................................................    34

ARTICLE IX TERMINATION OF AGREEMENT.............................................    36
     9.1    Termination.........................................................    36

ARTICLE X MISCELLANEOUS.........................................................    36
     10.1   Survival of Representations and Warranties..........................    36
     10.2   Notices.............................................................    37
     10.3   Successors and Assigns; Third Party Beneficiaries...................    38
     10.4   Amendment and Waiver................................................    39
     10.5   Counterparts........................................................    39
     10.6   Headings............................................................    39
     10.7   Governing Law.......................................................    39
     10.8   Severability........................................................    39

     10.9   Rules of Construction...............................................    39
     10.10  Entire Agreement....................................................    40
     10.11  Fees................................................................    40
     10.12  Publicity; Confidentiality..........................................    40
     10.13  Further Assurances..................................................    41
     10.14  Legal Representation................................................    41

EXHIBITS

     A      Form of Note
     B      Form of Amended and Restated Registration Rights Agreement
     C      Form of Amended and Restated Series D Certificate of Determination
     D      Form of Amended and Restated Stockholders Agreement
     E      Articles of Incorporation
     F      By-laws
     G      Form of Series E Certificate of Determination
     H      Form of Warrant Amendment
     I      Form of Pillsbury Winthrop LLP Opinion

SCHEDULES

     2.1    Purchased Notes
     2.3    CK Purchasers
     3.3    Government Authorizations; Consents
     3.5    Litigation
     3.7(a) Capitalization
     3.17   Affiliate Transactions
     3.20   Potential Conflicts of Interest
     3.22   Outstanding Borrowing
     3.23   Fees
     3.27   Investments
     8.5    Financial Covenants

                CONVERTIBLE NOTE PURCHASE AND EXCHANGE AGREEMENT

                  CONVERTIBLE NOTE PURCHASE AND EXCHANGE AGREEMENT, dated November 18, 2003 (this "Agreement"), among Critical Path, Inc., a California corporation (the "Company"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"), GapStar, LLC, a Delaware limited liability company ("GapStar"), GAP-W, LLC, a Delaware limited liability company ("GAP-W"), GAPCO GmbH & Co. KG, a German limited partnership ("GmbH Coinvestment") and Campina Enterprises Limited ("Campina"), Cenwell Limited ("Cenwell"), Great Affluent Limited ("GAL"), Dragonfield Limited ("Dragonfield") and Lion Cosmos Limited ("Lion" and together with Campina, Cenwell, GAL and Dragonfield, each a "CK Purchaser" and, collectively, the "CK Purchasers"),

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell, at the Initial Closing, convertible notes, substantially in the form attached hereto as Exhibit A (each a "Note" and, collectively, the "Notes") having an aggregate principal amount of ten million dollars ($10,000,000), in the face amount set forth opposite such Lender's (as hereinafter defined) name on Schedule 2.1 hereto, that are, upon requisite stockholder approval and upon the terms and conditions set forth in this Agreement, convertible into shares, par value $0.001 per share, of Series E Redeemable Convertible Preferred Stock of the Company (the "Series E Preferred Stock"); and

                  WHEREAS, upon Stockholder Approval (as hereinafter defined) and upon the terms and conditions set forth in this Agreement and the Notes, the Lenders shall convert such Notes into that number of shares of Series E Preferred Stock issuable upon the conversion thereof (in accordance with the terms set forth therein), in exchange for the surrender to the Company by such Lender of its Notes; and

                  WHEREAS, upon Stockholder Approval and upon the terms and conditions set forth in this Agreement, the Company proposes to issue to each of the CK Purchasers, on the Subsequent Closing Date, the aggregate number of shares of Series E Preferred Stock set forth opposite such CK Purchaser's name on Schedule 2.3 hereto in exchange for the surrender to the Company by such CK Purchaser of its CK Sub Notes (as hereinafter defined);

                  WHEREAS, upon Stockholder Approval and upon the terms and conditions set forth in this Agreement, the Company proposes to amend and restate the terms of the Cumulative Redeemable Convertible Series D Preferred Stock (the "Series D Preferred Stock"), substantially as set forth in the Amended and Restated Series D Certificate of Determination; and

                  WHEREAS, upon Stockholder Approval, the Company may issue additional shares of Series E Preferred Stock as permitted by Section 2.7 below and the Company will initiate and consummate the Rights Offering (as hereinafter defined):

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Amended and Restated Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit B.

                  "Amended and Restated Series D Certificate of Determination" means the Amended and Restated Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Preferred Stock, substantially in the form attached hereto as Exhibit C, which shall be duly filed with the Secretary of State of the State of California as soon as practicable following Stockholder Approval.

                  "Amended and Restated Stockholders Agreement" means the Amended and Restated Stockholders Agreement, substantially in the form attached hereto as Exhibit D.

                  "Amendment to Preferred Stock Rights Agreement" means an amendment to the Company's Preferred Stock Rights Agreement to permit the Lenders and the CK Purchasers to purchase securities being offered by the Company hereunder without causing such Lenders or CK Purchasers to become Acquiring Persons (as defined in the Preferred Stock Rights Agreement).

                  "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company in effect on the Initial Closing Date and attached hereto as Exhibit E.

                  "Basic Subscription Privilege" has the meaning set forth in
Section 8.7(b) of this Agreement.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

                  "By-laws" means the by-laws of the Company in effect on the Initial Closing Date and attached hereto as Exhibit F.

                  "Campina" has the meaning set forth in the preamble to this Agreement.

                  "Cenwell" has the meaning set forth in the preamble to this Agreement.

                  "CK Purchasers" has the meaning set forth in the preamble to this Agreement.

                  "CK Sub Notes" means the 5 3/4% Convertible Subordinated Notes, due April 1, 2005, issued by the Company pursuant to the Company's Indenture, dated March 31, 2000, and purchased by the CK Purchasers and held by the CK Purchasers as of the Subsequent Closing Date.

                  "Claims" has the meaning set forth in Section 3.5 of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act and Exchange Act.

                  "Common Stock" means the common stock of the Company, par value $0.001 per share.

                  "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code Section 414(b), (c),
(m), (o) or (t).

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Plans" has the meaning set forth in Section 3.15 of this Agreement.

                  "Condition of the Company" means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor,
(b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Conversion" has the meaning set forth in Section 2.1(a).

                  "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "Dragonfield" has the meaning set forth in the preamble to this Agreement.

                  "Environmental Laws" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange" has the meaning set forth in Section 2.3 of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Exchange Shares" has the meaning set forth in Section 2.3 of this Agreement.

                  "Financial Statements" has the meaning set forth in Section
3.10 of this Agreement.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "GAL" has the meaning set forth in the preamble to this Agreement.

                  "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

                  "GAP LP" has the meaning set forth in the preamble to this Agreement.

                  "GAP-W" has the meaning set forth in the preamble to this Agreement.

                  "GapStar" has the meaning set forth in the preamble to this Agreement.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Permitted Liens) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

                  "Indemnified Party" has the meaning set forth in Section 7.1 of this Agreement.

                  "Indemnifying Party" has the meaning set forth in Section 7.1 of this Agreement.

                  "Initial Closing" has the meaning set forth in Section 2.6(a) of this Agreement.

                  "Initial Closing Date" has the meaning set forth in Section 2.6(a) of this Agreement.

                  "Intellectual Property" has the meaning set forth in Section
3.18 of this Agreement.

                  "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "Investment" means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory, supplies or other assets acquired in the ordinary course of business of the Company), capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of any Person, (ii) any deposit with, or advance, loan or other extension of credit to, or on behalf of, any Person (other than deposits made in connection with the purchase of equipment, inventory, services, leases, supplies or other assets in the ordinary course of business of the Company), (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligation incurred for the benefit of such Person. For the sake of clarity, Investments shall include any transfer of property or assets by the Company to any of its Subsidiaries or by any Subsidiary of the Company to any other Subsidiary.

                  "IP Agreements" has the meaning set forth in Section 3.18(a)(iii) of this Agreement.

                  "Issuable Shares" has the meaning set forth in Section 2.1(a) of this Agreement.

                  "Knowledge" means the knowledge of the Company and Paul Bartlett, Tracy Currie, Matthew Hobart, William E. McGlashin, Jr. and Michael J. Zukerman after due inquiry.

                  "Lenders" means GAP LP, GAP Coinvestment, GapStar, GAP-W and GmbH Coinvestment and any transferees to whom the Notes purchased by any of the foregoing are transferred after the date hereof and in accordance with the terms of such Notes.

                  "Liabilities" has the meaning set forth in Section 3.16 of this Agreement.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                  "Lion" has the meaning set forth in the preamble to this Agreement.

                  "Losses" has the meaning set forth in Section 7.1 of this Agreement.

                  "Material Contractual Obligations" has the meaning set forth in Section 3.8 of this Agreement.

                  "Nasdaq" means The Nasdaq Stock Market, Inc.

                  "Notes" has the meaning set forth in the recitals to this Agreement.

                  "Orders" has the meaning set forth in Section 3.2 of this Agreement.

                  "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "Permitted Investments" means (i) Investments in cash or cash equivalents, (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments existing on the Initial Closing Date, and listed on Schedule 3.27 hereto, (iv) guaranty obligations permitted by Section 5.3 of the Security Agreement, (v) loans to employees, directors or officers of the Company in connection with the award of convertible bonds or capital stock under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (vi) other advances or loans to employees, directors, officers or agents of the Company in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; (vii) loans, advances and Investments in or by foreign Subsidiaries; (viii) any acquisition for which the prior written consent of the Lenders holding a majority of the outstanding principal amount of all of the Notes has been obtained, (ix) other loans, advances and investments of a nature not contemplated by the foregoing sections in an amount not to exceed $500,000 in the aggregate at any time outstanding or
(x) Investments by the Company in the Guarantor (as defined in the Security Agreement).

                  "Permitted Liens" has the meaning set forth in the Note.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Plan" means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of Section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

                  "Proportionate Percentage" has the meaning set forth in
Section 8.7 of this Agreement.

                  "Proxy Statement" has the meaning set forth in Section 8.4 of this Agreement.

                  "Purchaser Subscription Privilege" has the meaning set forth in Section 8.7 of this Agreement.

                  "Record Date" shall mean the date of this Agreement.

                  "Requirements of Law" means, as to any Person, any law (including Environmental Laws), statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "Retiree Welfare Plan" means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost of which is fully paid by the current or former employee or his or her dependents).

                  "Rights Offering" shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Company will distribute transferable rights to the Company's holders of Common Stock as of the Record Date.

                  "Rights Shares" means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

                  "SEC Reports" has the meaning set forth in Section 3.10 of this Agreement.

                  "Securities" has the meaning set forth in Section 4.8 of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Security Agreement" has the meaning set forth in the Notes.

                  "Series D Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Series E Certificate of Determination" means the Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock, substantially in the form attached hereto as Exhibit G, which shall be duly filed with the Secretary of State of the State of California as soon as practicable following Stockholder Approval.

                  "Series E Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Series E Price Per Share" means $1.50 per share of Series E Preferred Stock (subject to anti-dilution adjustments for a subdivision, consolidation or reclassification of Common Stock).

                  "Series E Purchase Rights" means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

                  "Subscription Price" means $1.50 (subject to anti-dilution adjustments for a subdivision, consolidation or reclassification of Common Stock).

                  "Software" means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

                  "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable or execrable for shares of common stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

                  "Stock Option Plans" means the Company's stock option plans and employee purchase plans pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company.

                  "Stockholder Approval" has the meaning set forth in Section
3.24 of this Agreement.

                  "Subject Shares" has the meaning set forth in Section 2.3 of this Agreement.

                  "Subsequent Closing" has the meaning set forth in Section 2.6(f) of this Agreement.

                  "Subsequent Closing Date" has the meaning set forth in Section 2.6(f) of this Agreement.

                  "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "SVB Debt" has the meaning set forth in Section 2.5 of this Agreement.

                  "Taxes" means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

                  "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "Transaction Documents" means, collectively, this Agreement, the Amended and Restated Stockholders Agreement, the Amended and Restated Registration Rights Agreement, the Notes, the Security Agreement, the Warrant Amendments, the Waiver and the Amendment to the Preferred Stock Rights Agreement.

                  "Waiver" means the Waiver of the Preemptive Rights and Standstill, dated the date hereof, pursuant to which the Company and each of the other parties thereto shall have waived the provisions set forth in Section 2 and Section 4, as applicable, of that certain Stockholders Agreement, dated as of November 8, 2001, among the Company and each of the other parties thereto.

                  "Warrant" or "Warrants," as the case may be, means those certain warrants to purchase Common Stock issued to the Lenders by the Company pursuant to that certain Stock and Warrant Purchase and Exchange Agreement, dated as of November 8, 2001.

                  "Warrant Amendment" or "Warrant Amendments," as the case may be, has the meaning set forth in Section 2.6(g)(i) of this Agreement.

                                   ARTICLE II

                PURCHASE AND SALE OF NOTES; CONVERSION; EXCHANGE

                  2.1      Purchase and Sale of Notes.

                  (a) Subject to the terms and conditions of this Agreement, on the Initial Closing Date, each of the Lenders, severally and not jointly, agrees to purchase, and the Company agrees to sell and issue to each Lender, a Note, in the principal amount set opposite such Lender's name on
Schedule 2.1 hereto. Each of the Notes shall be due and payable upon the terms and conditions set forth in the Notes and herein. Subject to Stockholder Approval and the terms and conditions of this Agreement, on the Subsequent Closing Date, the Notes shall convert into shares of Series E Preferred Stock in accordance with the terms thereof, and the Company shall issue to each Lender that number of shares of Series E Preferred Stock issuable upon such conversion, in exchange for the surrender to the Company by each Lender of its Notes (the "Conversion") (all of the shares of Series E Preferred Stock issuable upon conversion of the Notes referred to herein as the "Issuable Shares").

                  (b) All payments by the Company under the Notes of principal and interest shall be as set forth in the Notes.

                  2.2 Filings. As promptly as practicable following the Stockholder Approval and upon the terms and conditions of this Agreement, on or before the Subsequent Closing Date, the Company shall file with the Secretary of State of the State of California: (a) an amendment to the Amended and Restated Articles of Incorporation to increase the authorized common stock and preferred stock of the Company; (b) the Amended and Restated Series D Certificate of Determination; and (c) the Series E Certificate of Determination.

                  2.3 Exchange of CK Sub Notes. Subject to Stockholder Approval and the terms and conditions of this Agreement, on the Subsequent Closing Date, the Company shall issue to each CK Purchaser that number of shares of Series E Preferred Stock set forth opposite such CK Purchaser's name on
Schedule 2.3 hereto, in exchange for the surrender to the Company by such CK Purchaser of its CK Sub Notes in the principal face amount set forth opposite such CK Purchaser's name on Schedule 2.3 hereto (the "Exchange") (all of the shares of Series E Preferred Stock being issued pursuant to the Exchange, the "Exchange Shares" and, together with the Issuable Shares, the "Subject Shares").

                  2.4 Certificates of Determination. The Subject Shares shall have the preferences and rights set forth in the Series E Certificate of Determination. The shares of Series D Preferred Stock shall have the preferences and rights set forth in the Amended and Restated Series D Certificate of Determination.

                  2.5 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes to the Lenders to first (a) repay four million nine hundred thousand dollars ($4,900,000) of the indebtedness owed by the Company to Silicon Valley Bank (the "SVB Debt") (immediately after which only a two million five hundred thousand dollar ($2,500,000) letter of credit shall be outstanding under the SVB
Debt) and then (b) fund the Company's working capital.

                  2.6      Closings; Deliveries.

                  (a) Initial Closing. The purchase and sale of the Notes under this Agreement (the "Initial Closing") shall be held as soon as practicable following the date of this Agreement, but in any event not earlier than November 26, 2003 (the "Initial Closing Date"), at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California, or at such other time and place as the Company and the Lenders may mutually agree. At the Initial Closing, signature pages transmitted by facsimile will be acceptable, with originals to immediately follow.

                  (b) Deliveries by the Company, the Lenders and the CK Purchasers on the Date Hereof. On the date hereof, (i) the Company shall execute and deliver to each Lender and each CK Purchaser this Agreement and the Waiver and (ii) each Lender and each CK Purchaser shall execute and deliver to the Company this Agreement and the Waiver. Signature pages transmitted by facsimile will be acceptable, with originals to immediately follow.

                  (c) Deliveries by the Company at the Initial Closing. At the Initial Closing, subject to the terms and conditions hereof, the Company shall execute and deliver:

                           (i)      to each Lender and CK Purchaser:

                                    (B)      the Amended and Restated
                                             Registration Rights Agreement;

                                    (C)      the Amended and Restated
                                             Stockholders Agreement; and

                                    (D)      such other documentation required
                                             to be provided by the Company
                                             pursuant to Section 5.1.

                           (ii)     to each Lender:

                                    (A)      a Note, in the form attached hereto
                                             as Exhibit A, in the principal
                                             amount set forth opposite such
                                             Lender's name on Schedule 2.1; and

                                    (B)      the Security Agreement and the
                                             related security documents required
                                             or contemplated by the Security
                                             Agreement.

                  (d) Deliveries by each Lender at the Initial Closing. At the Initial Closing, subject to the terms and conditions hereof, each Lender shall:

                           (i) execute and deliver to the Company and each CK Purchaser the Amended and Restated Registration Rights Agreement;

                           (ii) execute and deliver to the Company and each CK Purchaser the Amended and Restated Stockholders Agreement; and

                           (iii) loan to the Company, in the form of a check or wire transfer, that amount set forth opposite such Lender's name on
         Schedule 2.1.

                  (e) Deliveries by each CK Purchaser at the Initial Closing. At the Initial Closing, subject to the terms and conditions hereof, each CK Purchaser shall execute and deliver to the Company and each Lender:

                           (i) the Amended and Restated Registration Rights Agreement; and

                           (ii)     the Amended and Restated Stockholders
         Agreement.

                  (f) Subsequent Closing. The consummation of the Exchange and the Conversion (the "Subsequent Closing") shall take place as soon as practicable following the satisfaction of the closing conditions set forth in
Article VI (the "Subsequent Closing Date"), at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California, or at such other time and place as the Company, the Lenders and the CK Purchasers may mutually agree. At the Subsequent Closing, signature pages transmitted by facsimile will be acceptable, with originals to immediately follow.

                  (g) Deliveries by the Company at the Subsequent Closing. At the Subsequent Closing, subject to the terms and conditions hereof, the Company shall execute and deliver to:

                           (i) each Lender, an amendment to such Lender's Warrant, in substantially the form attached hereto as Exhibit H, such that the exercise price of such Warrant shall be reduced to an amount equal to the Series E Price Per Share (each a "Warrant Amendment" and, collectively, the "Warrant Amendments");

                           (ii) each Lender, a certificate or certificates in definitive form and registered in the name of each Lender, representing such Lender's Issuable Shares;

                           (iii)    each CK Purchaser, a certificate or
         certificates in definitive form and registered in the name of each CK Purchaser, representing such CK Purchaser's Exchange Shares;

                           (iv) each Lender and CK Purchaser, an executed copy of the Amendment to Preferred Stock Rights Agreement, in form satisfactory to such Lender and CK Purchaser; and

                           (v) each Lender and CK Purchaser, such other documentation evidencing the satisfaction of the conditions set forth in Section 6.1.

                  (h) Deliveries by each Lender at the Subsequent Closing. At the Subsequent Closing, subject to the terms and conditions hereof, each Lender shall execute and deliver to the Company (i) its Warrant Amendment and
(ii) its Notes together with duly executed note powers for such Notes.

                  (i) Deliveries by each CK Purchaser at the Subsequent Closing. At the Subsequent Closing, subject to the terms and conditions hereof, each CK Purchaser shall deliver to the Company its CK Sub Notes together with duly executed note powers for such CK Sub Notes.

                  2.7 Subsequent Sales. For a period of twelve (12) months following the Subsequent Closing Date, the Company may sell up to 10,000,000 shares of Series E Preferred Stock to such Persons as the Company may determine at a price equal to the Series E Price Per Share, such amount in addition to and not including (a) the Subject Shares, (b) shares of Series E Preferred Stock issued upon exercise of the Series E Purchase Rights or (c) shares of Series E Preferred Stock issued in connection with the settlement of Claims. The other terms of any such sale of shares of Series E Preferred Stock shall be the same as those contained in the Series E Certificate of Determination and not more favorable than the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each of the Lenders and the CK Purchasers as follows:

                  3.1 Corporate Existence and Power. The Company and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the Company and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. No jurisdiction, other than those referred to in clause (c) above, has claimed, in writing or otherwise, that the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, and the Company or any of its Subsidiaries does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

                  3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) subject to Stockholder Approval with respect to the matters set forth in Section 3.24, have been duly authorized by all necessary corporate action of the Company; (b) subject to Stockholder Approval with respect to the matters set forth in Section 3.24, do not contravene the terms of the Articles of Incorporation or the By-laws; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries except such violations or conflicts that would not reasonably be expected to have a material adverse effect on the Condition of the Company; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries.

                  3.3 Governmental Authorization; Third Party Consents. Except for the Stockholder Approval and as set forth in Schedule 3.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Subject Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

                  3.4 Binding Effect. This Agreement and each of the other Transaction Documents (other than the Warrant Amendments and the Amendment to the Preferred Stock Rights Agreement) have been, and as of the Subsequent Closing Date, each of the Warrant Amendments and Amendment to the Preferred Stock Rights Agreement, will have been, duly executed and delivered by the Company, and this Agreement and each of the other Transaction Documents (other than the Warrant Amendments and the Amendment to the Preferred Stock Rights Agreement) constitute, and as of the Subsequent Closing Date, each of the Warrant Amendments and Amendment to the Preferred Stock Rights Agreement will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  3.5 Litigation. Except as set forth on Schedule 3.5 or as disclosed in the SEC Reports, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries that seeks in excess of $50,000 in damages nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor known by the Company involving the prior employment of any employee of the Company or any of its Subsidiaries, their use in connection with the business of the Company or any of its Subsidiaries of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

                  3.6 Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company in all respects. To the Company's Knowledge, there are no Requirements of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect the Company or any of its Subsidiaries in, conducting its business in any jurisdiction in which it now conducts its business.

                  3.7      Capitalization.

                  (a)      (i)      As of the date of this Agreement, the
         authorized capital stock of the Company consists of (A) 125,000,000 shares of Common Stock, of which 20,538,794 shares are issued and outstanding, (B) one share of Special Voting Stock, par value $0.001 per share, of the Company, which is issued and outstanding, (C) 75,000 shares of Series C Preferred Stock, par value $0.001 per share, of the Company, of which no shares are issued and outstanding, (D) 4,000,000 shares of Series D Preferred Stock, all of which are issued and outstanding, and (E) 925,000 shares of undesignated "blank check" preferred stock. As of the date of this Agreement, the aggregate number of shares of restricted stock and options to purchase shares of Common Stock which may be issued under the Stock Option Plans are 19,842,011, of which 12,615,017 have been granted. The Company has reserved an aggregate of 29,263,333 shares of Common Stock for issuance upon conversion of the Subject Shares and 2,024,350 shares of Common Stock for issuance upon exercise of the Warrants.

                           (ii) As of the Subsequent Closing Date, the authorized capital stock of the Company shall consist of (A) 21,092,708 shares of Common Stock, (B) one share of Special Voting Stock, par value $0.001 per share, of the Company (C) 75,000 shares of Series C Preferred Stock, par value $0.001 per share, of the Company, (D) 4,188,587 shares of Series D Preferred Stock, (E) a sufficient number of shares of Series E Preferred Stock to settle certain claims and to consummate the Conversion, the Exchange, the Rights Offering and the transactions contemplated by Section 2.7 of this Agreement, and (F) a number of shares of undesignated "blank check" preferred stock agreed upon by the Company, the Lenders and the CK Purchasers.

                           (iii) Except as set forth on Schedule 3.7(a) and except for the Warrants, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (A) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (B) any Stock Equivalents or (C) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings to which the Company is a party to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company.

                  (b) Upon the Initial Closing Date, the Notes shall be duly authorized, and assuming the accuracy of the representations and warranties of the Lenders set forth in Article IV of this Agreement, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens.

                  (c) Upon the Subsequent Closing Date, the Subject Shares shall be duly authorized, and when issued and delivered to the Lenders and the CK Purchasers and upon the consummation of the Conversion and the Exchange on the Subsequent Closing Date, will be validly issued, fully paid and non-assessable, and assuming the accuracy of the representations and warranties of the Lenders and the CK Purchasers set forth in Article IV of this Agreement, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. Upon the Subsequent Closing Date, the shares of Common Stock issuable upon conversion of the Subject Shares and the shares of Series D Preferred Stock and upon exercise of the Warrants, shall have been duly reserved for issuance and will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied, will be issued in compliance with the registration and qualification requirements of all applicable federal and state securities laws and will be free and clear of all other Liens. None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights.

                  3.8 No Default or Breach; Contractual Obligations. All of the Contractual Obligations to which the Company or any of its Subsidiaries is a party, whether written or oral, which are required by the Exchange Act to be disclosed in the SEC Reports (collectively, "Material Contractual Obligations") are valid, subsisting, in full force and effect and binding upon the Company or its Subsidiary, as the case may be, and the other parties thereto, and the Company or its Subsidiary, as the case may be, has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, except for such amounts as are being contested by the Company in good faith. Neither the Company nor any of its Subsidiaries has received notice of a default and is not in default under, or with respect to, any Material Contractual Obligation nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

                  3.9 Title to Properties. The Company and each of its Subsidiaries has good, record and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it. The Company and each of its Subsidiaries owns and has good, valid and marketable title to all of its properties and assets used in its business or reflected as owned on the Financial Statements, in each case free and clear of all Liens, except for Permitted Liens, or that would required to be described in the notes to the Financial Statements.

                  3.10     Reports; Financial Statements.

                  (a) As of the respective dates of their filing with the Commission, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the Commission since June 30, 2000 (the "SEC Reports"), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, except as disclosed in the SEC Reports. Except as disclosed in the SEC Reports, the SEC Reports did not at the time they were filed with the Commission, or will not at the time they are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company has (i) delivered to the Lenders and CK Purchasers true and complete copies of, or will make available at each Lender's or CK Purchaser's request, (x) all correspondence relating to the Company between the Commission, Nasdaq and the United States Attorneys Office and the Company or its legal counsel and, to the Company's Knowledge, accountants since January 1, 2003 (other than routine Commission filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since January 1, 2003, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to the Lenders and the CK Purchasers the content of all material discussions between the Commission, Nasdaq and the United States Attorneys Office on the one hand and the Company or its legal counsel, on the other hand, and, to the Company's Knowledge, accountants concerning the adequacy or form of any SEC Report filed with the Commission since January 1, 2003. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Reports, other than those disclosed in the SEC Reports.

                  (b) Except as disclosed in the SEC Reports, the consolidated financial statements (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the SEC Reports and any such reports, registration statements and other filings to be filed by the Company with the Commission prior to the

Initial Closing Date or the Subsequent Closing Date, as the case may be (the "Financial Statements"), (i) have been or will be prepared in accordance with the published rules and regulations of the Commission and GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, statements of stockholders' equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the Commission.

                  3.11 Taxes. (a) The Company and each of its Subsidiaries has paid all Taxes which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company and each of its Subsidiaries, (i) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and each of its Subsidiaries have been disclosed in the Financial Statements and made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and each of its Subsidiaries attributable to periods prior to or ending on the Initial Closing Date or the Subsequent Closing Date, as the case may be, have been adequately disclosed in the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

                  3.12 No Material Adverse Change; Ordinary Course of Business. Since December 31, 2002, except as disclosed in or incorporated by reference in the SEC Reports, (a) there has not been any material adverse change in the Condition of the Company, (b) neither the Company nor any of its Subsidiaries has participated in any transaction material to the Condition of the Company, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company or its Subsidiary, as the case may be, (c) neither the Company nor any of its subsidiaries has entered into any Material Contractual Obligation, other than in the ordinary course of business and (d) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

                  3.13 Private Offering. Neither the Company nor any authorized Person acting on its behalf has, in connection with the offer, sale, exchange or issuance of the

Notes or the Subject Shares, engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (b) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (c) any action that would require the registration under the Securities Act of the offering, sale, exchange or issuance of the Notes and the Subject Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Initial Closing Date or the Subsequent Closing Date, as the case may be, make, directly or indirectly, any offer or sale of the Notes or the Subject Shares or of securities of the same or similar class as the Notes or the Subject Shares if, as a result, the offer and sale contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

                  3.14 Labor Relations. Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company: (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and (d) no union organizing activities are taking place. To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, each of the officers and key employees of the Company and each of its Subsidiaries spends all, or substantially all, of his business time on the business of the Company or its Subsidiary, as the case may be. To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is resident in the United States in violation of any Requirement of Law.

                  3.15     Employee Benefit Plans.

                  (a) The SEC Reports list or describe each Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes (the "Company Plans"). Neither the Company nor any of its Subsidiaries has any liability under any Plans other than the Company Plans. Except as described in or incorporated by reference in the SEC Reports, neither the Company nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or
Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan.

                  (b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

                  (c) Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (d)      No Company Plan is a Retiree Welfare Plan.

                  (e) Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under Section 280G of the Code.

                  (f) There are no unfunded obligations under any Company Plan which are not fully reflected in the Financial Statements.

                  (g) Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, the Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

                  3.16 Liabilities. Neither the Company nor any of its Subsidiaries has any direct or indirect obligation or liability (the "Liabilities") which are not fully reflected or reserved against in the Financial Statements, other than Liabilities not exceeding $1,000,000 in the aggregate incurred since September 30, 2003 in the ordinary course of business. The Company has no Knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company or any of its Subsidiaries that, individually or in the aggregate, could have a material adverse effect on the Condition of the Company.

                  3.17 Affiliate Transactions. In the twelve (12) months preceding the date hereof, neither the Company nor any of its Subsidiaries has sold, leased or otherwise transferred any property or assets to, or purchased, leased or otherwise acquired any property or assets from, or otherwise engaged in any other transactions with, any of its Affiliates, except in (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties, (b) transactions exclusively between the Company and one or more if its Subsidiaries, or between two or more Subsidiaries of the Company, and which do not involve any other Affiliate and (c) transactions under the agreements listed on Schedule 3.17 hereto.

                  3.18     Intellectual Property.

                  (a)      (i)      The Company and each of its Subsidiaries is
the owner of all, or has the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used in connection with its business as presently conducted, free and clear of all Liens, other than Permitted Liens.

                           (i) None of the Intellectual Property is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

                           (ii) The Company and each of its Subsidiaries has substantially performed all obligations imposed upon it under all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or any of its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries (collectively, the "IP Agreements"). The Company and each of its Subsidiaries is not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the IP Agreements are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Initial Closing and the Subsequent Closing, as the case may be, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                           (iii) None of the Intellectual Property currently sold or licensed by the Company or any of its Subsidiaries to any Person or used by or licensed to the Company or any of its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others, except as could not reasonably be expected to have a material adverse effect on the Condition of the Company.

                  (b) No litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

                  (c) No former employer of any employee of the Company or any of its Subsidiaries has made a claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer.

                  (d) To the Knowledge of the Company, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company or any of its Subsidiaries, except as required pursuant to the filing of a patent application by the Company or any of its Subsidiaries.

                  (e) It is not necessary for the business of the Company or any of its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or any of its Subsidiaries (or persons the Company or any of its Subsidiaries presently intends to hire). To the Company's Knowledge, at no time during the conception or reduction to practice of any of the Intellectual Property of the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could materially adversely affect the rights of the Company or any of its Subsidiaries to its Intellectual Property.

                  3.19 Privacy of Customer Information. Neither the Company nor any of its Subsidiaries use any of the customer information it receives through its website or otherwise in an unlawful manner, or in a manner violative of the privacy policy of the Company or its Subsidiary, as the case may be, or the privacy rights of its customers. Neither the Company nor any of its Subsidiaries has collected any customer information through its website in an unlawful manner or in violation of its privacy policy. The Company and each of its Subsidiaries has adequate security measures in place to protect the customer information it receives through its website and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. The Company and each of its Subsidiaries represents to its customers that it assures complete security as to the customer information it receives through its website.

                  3.20 Potential Conflicts of Interest. Except as set forth on Schedule 3.20 no officer, director or stockholder beneficially owning more than five percent (5%) of the outstanding shares of Common Stock, to the Knowledge of the Company, no spouse of any such officer, director or stockholder, and, to the Knowledge of the Company, no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.21 Trade Relations. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any material adverse modification or change in, the business relationship of the Company or any of its Subsidiaries, or the business of the Company or any of its Subsidiaries, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the business of the Company or any of its Subsidiaries are individually or in the aggregate material to the Condition of the Company.

                  3.22 Outstanding Borrowing. Schedule 3.22 sets forth the amount of all Indebtedness of the Company and each of its Subsidiaries as of the date hereof, the Liens that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof. No Indebtedness is entitled to any voting rights in any matters voted upon by the holders of the Common Stock.

                  3.23 Broker's, Finder's or Similar Fees. Except as set forth on Schedule 3.23, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                  3.24 Stockholder Approval. The approval on the first attempt of (a) more than fifty percent (50%) of the outstanding shares of Common Stock and the votes represented by the Special Voting Stock, voting together as a class, and (b) more than fifty percent (50%) of the outstanding shares of Series D Preferred Stock, voting separately as a class, such stockholders present in person or proxy at a properly convened meeting of the Company's stockholders ("Stockholder Approval") are the stockholders' consents required for the (i) filing of (A) the Amended and Restated Series D Certificate of Determination and (B) the Series E Certificate of Determination; (ii) the issuance of shares of Series E Preferred Stock authorized for issuance in the Series E Certificate of Determination; (iii) the reservation and issuance of shares of Common Stock upon conversion of the shares of Series D Preferred Stock and the shares of Series E Preferred Stock and upon exercise of the Warrants;
(iv) an amendment to the Amended and Restated Articles of Incorporation to increase the authorized shares of common stock and preferred stock; and (v) the Warrant Amendment.

                  3.25 CCC Section. The Board of Directors has received the opinion of Duff & Phelps, LLC, financial advisor to the Company, that the transactions contemplated by this Agreement are fair from a financial point of view and has taken all action necessary to exempt from the provisions of Section 1203 of the California Corporations Code, to the extent applicable, this Agreement, any acquisition by the Lenders and the CK Purchasers of Notes and Subject Shares pursuant to this Agreement and the Series E Certificate of Determination and any conversion by the Lenders and the CK Purchasers of Subject Shares into shares of Common Stock.

                  3.26 Disclosure. This Agreement and the documents and certificates furnished to the Lenders and the CK Purchasers by the Company do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                  3.27 Investments. As of the date hereof, except as set forth on Schedule 3.27 hereto, neither the Company nor any of its Subsidiaries has made an Investment in any Person, other than a Permitted Investment.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE LENDERS
                               AND CK PURCHASERS

                  Each of the Lenders and CK Purchasers, as the case may be, hereby represents and warrants, severally and not jointly, to the Company as follows:

                  4.1 Existence and Power. Such Lender or CK Purchaser (a) is a limited partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership, corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

                  4.2 Authorization; No Contravention. The execution, delivery and performance by such Lender or CK Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership, corporate or limited liability company, as the case may be, action, (b) do not contravene the terms of such Lender's or CK Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Lender or CK Purchaser or any Requirement of Law applicable to such Lender or CK Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Lender or CK Purchaser.

                  4.3 Governmental Authorization; Third Party Consents. Except for the Stockholder Approval, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Lender or CK Purchaser of this Agreement and each of the other

Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

                  4.4 Binding Effect. This Agreement and each of the other Transaction Documents (other than the Warrant Amendments) to which such Lender or CK Purchaser, as the case may be, is a party, have been, and as of the Subsequent Closing Date, each of the Warrant Amendments to which such Lender is a party will have been, duly executed and delivered by such Lender or CK Purchaser, as the case may be, and this Agreement and each of the other Transaction Documents (other than the Warrant Amendments) to which such Lender or CK Purchaser, as the case may be, is a party, constitute and, as of the Subsequent Closing Date, each of the Warrant Amendments to which such Lender is a party will constitute, the legal, valid and binding obligations of such Lender or CK Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.5 Purchase for Own Account. The Notes and the Subject Shares to be acquired by such Lender or CK Purchaser, respectively, are being or will be acquired for its own account and with no intention of distributing or reselling such Notes or Subject Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Lender or CK Purchaser at all times to sell or otherwise dispose of all or any part of such Notes or Subject Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Lender's or CK Purchaser's property being at all times within its control. If such Lender or CK Purchaser should in the future decide to dispose of any of such Notes or Subject Shares, such Lender or CK Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Lender or CK Purchaser agrees to the imprinting at the Initial Closing and the Subsequent Closing, as the case may be, and for so long as required by law, of a legend on certificates representing all of its Notes, Subject Shares and shares of Common Stock issuable upon conversion of its Subject Shares to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN

                  APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                  4.6 Restricted Securities. Such Lender or CK Purchaser understands that the Notes and the Subject Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Lender's or CK Purchaser's representations set forth herein.

                  4.7 Accredited Investor. Such Lender or CK Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                  4.8 Experience. Such Lender or CK Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Notes and Subject Shares (the "Securities"), and has so evaluated the merits and risks of such investment. Such Lender or CK Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                  4.9 Access to Information. Such Lender or CK Purchaser acknowledges that it has received the SEC Reports and has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (b) access to publicly available information about the Company and the Subsidiaries and the Condition of the Company sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional publicly available information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Lender or CK Purchaser or its representatives or counsel shall modify, amend or affect such Lender's or CK Purchaser's right to rely on the truth, accuracy and completeness of the SEC Reports and the Company's representations and warranties contained in the Transaction Documents.

                  4.10 General Solicitation. Such Lender or CK Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  4.11 Reliance. Such Lender or CK Purchaser understands and acknowledges that: (a) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (b) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Lender or CK Purchaser hereby consents to such reliance.

                                   ARTICLE V

                          CONDITIONS TO INITIAL CLOSING

                  5.1 Conditions to Lenders' and CK Purchasers' Obligations. Each of the Lenders' and CK Purchasers' obligation to consummate the transactions contemplated by the Initial Closing pursuant to this Agreement is subject to the fulfillment at or prior to the Initial Closing of the following conditions, any of which may be waived in whole or in part by such Lender or CK Purchaser:

                  (a) Representations and Warranties. The representations and warranties made by the Company in Article III hereof shall be true and correct on the Initial Closing Date.

                  (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Initial Closing Date shall have been performed or complied with.

                  (c) Compliance Certificate. The Company shall have delivered to the Lenders and CK Purchasers a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Initial Closing Date, certifying to the fulfillment of the conditions specified in Section 5.1(a) and Section 5.1(b) hereof.

                  (d) Secretary's Certificate. The Company shall have delivered to the Lenders and CK Purchasers a certificate from the Company, in form and substance satisfactory to the Lenders and CK Purchasers, dated as of the Initial Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (i) that the Company is in good standing with the Secretary of State of the State of California and (ii) that the attached copies of the Articles of Incorporation, the By-laws, and resolutions of the Board of Directors of the Company approving this Agreement and each of the applicable Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect.

                  (e) Satisfactory Release of Liens. The Company shall have delivered to the Lenders satisfactory evidence of the release of all Liens, except for Permitted Liens, on the assets of the Company and its Subsidiaries in order to ensure the Lender's first priority security interests upon the filing of applicable UCC-1's.

                  (f) Opinion of Counsel. The Company shall have caused the opinion of Pillsbury Winthrop LLP, dated the Initial Closing Date, relating to the transactions contemplated by the Initial Closing, substantially in the form attached hereto as Exhibit I to be delivered to the Lenders and CK Purchasers.

                  (g) SVB Consent. The Company shall have delivered to the Lenders and the CK Purchasers the written consent of Silicon Valley Bank to the execution, delivery and performance of the Transaction Documents and all of the transactions contemplated therein.

                  5.2 Conditions to Company's Obligations. The Company's obligation to consummate the transactions contemplated by the Initial Closing pursuant to this Agreement is subject to the fulfillment at or prior to the Initial Closing of the following conditions, any of which may be waived in whole or in part by the Company:

                  (a) Representations and Warranties. The representations and warranties made by the Lenders and CK Purchasers in Article IV hereof shall be true and correct on the Initial Closing Date.

                  (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Lenders and CK Purchasers on or prior to the Initial Closing Date shall have been performed or complied with.

                                   ARTICLE VI

                        CONDITIONS TO SUBSEQUENT CLOSING

                  6.1 Conditions to Lenders' and CK Purchasers' Obligations. Each of the Lenders' the CK Purchasers' obligation to consummate the Conversion and the Exchange at the Subsequent Closing pursuant to this Agreement is subject to the fulfillment at or prior to the Subsequent Closing of the following conditions:

                  (a) Compliance with Laws. The issuance of the Subject Shares by the Company hereunder shall be legally permitted by all laws and regulations to which the Company is subject.

                  (b) Stockholder Approval. The Company shall have delivered to the Lenders and CK Purchasers satisfactory evidence of the Stockholder Approval.

                  (c) Amendment to the Amended and Restated Articles of Incorporation. The Company shall have duly filed with the Secretary of State of the State of California an amendment to the Amended and Restated Articles of Incorporation to increase the authorized common stock and preferred stock of the Company.

                  (d) Certificates of Determination. The Company shall have duly filed with the Secretary of State of the State of California the Amended and Restated Series D Certificate of Determination and the Series E Certificate of Determination.

                  (e) SVB Debt Matters. The Company shall used the proceeds from the Initial Closing to repay four million nine hundred thousand dollars ($4,900,000) of the SVB Debt.

                  6.2 Conditions to the Company's Obligations. The Company's obligation to consummate the Conversion and the Exchange at the Subsequent Closing pursuant to this Agreement is subject to the fulfillment at or prior to the Subsequent Closing of the following condition:

                  (a) Stockholder Approval. The Company shall have received satisfactory evidence of the Stockholder Approval.

                                  ARTICLE VII

                                 INDEMNIFICATION

                  7.1      Indemnification. Except as otherwise provided in this
Article VII, the Company (the "Indemnifying Party") agrees to indemnify, defend and hold harmless each of the Lenders and the CK Purchasers and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement, the Notes, the Security Agreement or the Amended and Restated Stockholders Agreement. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Subject Shares directly caused by such breach. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

                  7.2      Notification. Each Indemnified Party under this
Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this
Article VII unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred; provided, however, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

                  7.3 Contribution. If the indemnification provided for in this Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1 and Section 7.2, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                                  ARTICLE VIII

                                    COVENANTS

                  The Company hereby covenants and agrees with the Lenders and CK Purchasers as follows:

                  8.1 Financial Statements and Other Information. If any time the Company is not subject to the periodic disclosure obligations of the Exchange Act, the Company shall deliver to each Lender and CK Purchaser, in form and substance satisfactory to such Lender and CK Purchaser:

                  (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state without qualification that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                  (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

                  (c) as soon as available, but in any event not later than ten (10) days after the end of each month of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP.

                  8.2 FIRPTA Certificate. If requested by any of the Lenders or CK Purchasers, as promptly as practicable, but not later than five
(5) days after the end of each fiscal year of the Company, the Company shall deliver to such Lender or CK Purchaser, in form and substance satisfactory to such Lender or CK Purchaser, a certificate signed by the Chief Executive Officer of the Company in customary form certifying that the Company is not a "foreign person" within the meaning of Section 1445 of the Code.

                  8.3 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Subject Shares and the shares of Series D Preferred Stock and upon exercise of the Warrants, as provided in the Series E Certificate of Determination, the Amended and Restated Series D Certificate of Determination and the Warrants, respectively, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion or exercise. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Amended and Restated Series D Certificate of Determination, the Series E Certificate of Determination and the Warrants, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Amended and Restated Series D Certificate of Determination, the Series E Certificate of Determination and the Warrants, and otherwise comply with the terms hereof and thereof.

                  8.4 Stockholder Approval. As soon as practicable following the Initial Closing Date, the Company will prepare and file with the Commission a proxy statement to be distributed to the Company's stockholders in connection with the solicitation of votes in favor of the matters set forth in
Section 3.24 that require Stockholder Approval, including any amendments or supplements thereto (the "Proxy Statement"). The Company will use all reasonable commercial efforts to have or cause the Proxy Statement to be cleared by the Commission as promptly as practicable. The Company agrees to provide the Lenders and the CK Purchasers and their respective counsel with any written comments the Company or its counsel may receive from the Commission with respect to the Proxy Statement promptly after the receipt of such comments. The Company will use all reasonable commercial efforts to cause the Proxy Statement (a) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (b) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Following clearance by the Commission of the Proxy Statement, the Company shall promptly distribute the Proxy Statement to its stockholders and call and arrange for a special meeting of stockholders and take such other actions as are required or necessary in order to obtain the Stockholder Approval as promptly as practicable. The Board of Directors shall recommend that the Company's stockholders vote in favor of the Stockholder Approval.

                  8.5 Financial Covenants. The Company hereby covenants and agrees that on and after the Initial Closing and until all of the obligations under the Notes, including, without limitation, the repayment or conversion of the principal amount and all accrued interest outstanding thereunder, have been satisfied in full, the Company shall at all times comply with the financial and other covenants set forth on Schedule 8.5.

                  8.6 SVB Debt Matters. Following the Initial Closing, the Company shall use reasonable commercial efforts to renegotiate the terms of the SVB Debt on terms satisfactory to the Lenders and the CK Purchasers, which terms are anticipated to include reducing the line of credit to a five million dollar ($5,000,000) line (such amount comprising approximately two million eight hundred thousand dollars ($2,800,000) in letters of credit and a two million two hundred thousand dollar ($2,200,000) line of credit). In the event that such renegotiated terms of the SVB Debt are not satisfactory to the Lenders or the CK Purchasers, the Lenders or the CK Purchasers may demand that the Company terminate and pay off all agreements and letters of credit with Silicon Valley Bank and upon such demand, the Company shall effect such termination and pay off. Upon the Subsequent Closing, the CK Purchasers shall be entitled to the rights set forth in Section 3.5 of the Amended and Restated Stockholders Agreement.

                  8.7      Rights Offering.

                  (a) As promptly as practicable after the date hereof, the Company will prepare and file with the Commission a registration statement on Form S-3 as adopted pursuant to the Securities Act (or, if Form S-3 is not then available to the Company, on Form S-1 as adopted pursuant to the Securities Act) (together with the Prospectus included in such registration statement, the "Registration Statement") covering the issuance of the Series E Purchase Rights and the Rights Shares. The consummation of the Rights Offering shall be subject to the Company obtaining Stockholder Approval. The Lenders, the CK Purchasers and their respective counsel will be given the opportunity to participate in all drafting sessions and other discussions with respect to such Registration Statement, and the Company will provide the Lenders, the CK Purchasers and their respective counsel with any written comments or other written communications that the Company or its counsel receives from time to time from the Commission or its staff with respect to the Registration Statement promptly after such communications are received by the Company. The Registration Statement will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) comply in all material respects with the provisions of applicable federal securities laws. The Company promptly will correct any information provided by it for use in the Registration Statement if and to the extent that such information becomes false or misleading in any material respect or omits to state any material fact, and the Company will take all steps necessary to cause the Registration Statement, as so corrected, to be filed with the Commission and to be disseminated to the distributees of the Series E Purchase Rights, in each case as and to the extent required by applicable federal securities Laws. The Company will use its reasonable commercial efforts to cause the Registration Statement to be filed pursuant to this Section 8.7(a) to be declared effective by the Commission as soon as possible after the Registration Statement is filed with the Commission.

                  (b) Promptly following the effective date of the Registration Statement, the Company will commence the Rights Offering (the date the Rights Offering is commenced is referred to herein as the "Commencement Date"). In the Rights Offering, the Company will distribute to each holder of Common Stock as of the Record Date, at no cost to such holder, one Series E Purchase Right for each share of Common Stock held as of the Record Date. Each Series E Purchase Right will entitle the holder thereof, in such holder's sole discretion (the "Basic Subscription Privilege"), to purchase, at the Subscription Price, such holder's pro rata portion of the number of shares of Series E Preferred Stock equal to up to $21,000,000 divided by the Subscription Price. The Company shall not, without the express prior written consent of the Lenders and the CK Purchasers, sell shares of Series E Preferred Stock in the Rights Offering at any price other than the Subscription Price. If any Person who holds a Series E Purchase Right exercises more than one Series E Purchase Right in connection with the Rights Offering, such Person shall receive the number of shares of Series E Preferred Stock resulting from aggregating all such exercises, rounded down to the nearest whole share. The Rights Offering will remain open until the 20th Business Day following the Commencement Date (the "Expiration Date"), and the Series E Purchase Rights will expire at 5:00 p.m., New York, New York local time on the Expiration Date, except as otherwise required by applicable law.

                  (c) Each of the Lenders severally, and not jointly, and each of the CK Purchasers severally, and not jointly, will have the right and option to subscribe for (but will not be obligated to subscribe for) their Proportionate Percentage (as hereinafter defined) of those Rights Shares that are not subscribed for through the Basic Subscription Privilege at the Subscription Price (the "Purchaser Subscription Privilege"). "Proportionate Percentage" means (i) in the case of the Lenders, 55% and (ii) in the case of the CK Purchasers, 45%. If (x) the Lenders subscribe in full for their Proportionate Percentage of the Purchaser Subscription Privilege and the CK Purchasers do not subscribe in full for their Proportionate Percentage of the Purchaser Subscription Privilege, then the Lenders will have the right and option to subscribe for (but will not be obligated to subscribe for) that portion of the CK Purchasers' Proportionate Percentage of the Purchaser Subscription Privilege not subscribed for by the CK Purchasers and (y) the CK Purchasers subscribe in full for their Proportionate Percentage of the Purchaser Subscription Privilege and the Lenders do not subscribe in full for their Proportionate Percentage of the Purchaser Subscription Privilege, then the CK Purchasers will have the right and option to subscribe for (but will not be obligated to subscribe for) that portion of the Lenders' Purchasers' Proportionate Percentage of the Purchaser Subscription Privilege not subscribed for by the Lenders. The Lenders' Proportionate Percentage shall be allocated among the Lenders as determined by the Lenders in their sole discretion. The CK Purchasers' Proportionate Percentage shall be allocated among the CK Purchasers as determined by the CK Purchasers in their sole discretion.

                  (d) The Company will notify in writing the Lenders and the CK Purchasers immediately following the Expiration Date (by no later than 9:00 am, New York, New York local time on the next succeeding Business Day following the Expiration Date) of the amount of Rights Shares not subscribed for in the Basic Subscription Privilege and the Lenders and the CK Purchasers shall notify the Company by 5:00 p.m., New York, New York local time on the second Business Day following the date such notice is delivered by the Company to the Lenders and the CK Purchasers, of the amount of Rights Shares the Lenders and the CK Purchasers elect to purchase pursuant to the Purchaser Subscription Privilege. The closing of the exercise of the Purchaser Subscription Privilege will occur on or before the 15th Business Day following the Expiration Date. At such closing, the Lenders and the CK Purchasers shall deliver by wire transfer the purchase price for the Rights Shares being purchased and the Company shall deliver certificates representing the shares of Series E Preferred Stock being acquired pursuant to the Purchaser Subscription Privilege. The Company represents and warrants that the Purchaser Subscription Privilege complies with, and the Company agrees to take all actions reasonably required to ensure that the Purchaser Subscription Privilege will continue to comply with, applicable federal securities laws. The Lenders may assign their rights under this Section
8.7 to any of their Affiliated investment entities and the CK Purchasers may assign their assign their rights under this Section 8.7 to any of their Affiliated investment entities.

                  (e) The Company will pay all expenses associated with the Registration Statement and the Rights Offering and registration of the Rights Shares and the Series E Purchase Rights, including, without limitation, filing and printing fees, fees and expenses of the subscription agent, counsel and accounting fees and expenses, costs associated with clearing the Rights Shares and the Series E Purchase Rights for sale under applicable federal and state securities laws, listing fees.

                                   ARTICLE IX

                                   TERMINATION

                  9.1 Termination. The Lenders' obligation to consummate the Conversion and the CK Purchasers' obligations to consummate the Exchange under this Agreement including, but not limited to, Sections 2.6(f), 2.6(g), 2.6(h) and 2.6(i) and Article VI of this Agreement, shall terminate in the event that the Company is unable to obtain Stockholder Approval pursuant to Section
8.4 on the first attempt, but in any event on April 30, 2004, if Stockholder Approval is not obtained by such date. None of the Company, the CK Purchasers or the Lenders shall have any liability arising out of such termination.

                                   ARTICLE X

                                  MISCELLANEOUS

                  10.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Lenders and the CK Purchasers of audited financial statements of the Company for the fiscal year ending December 31, 2004 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Sections 3.1, 3.2, 3.4, 3.7, 3.13 and 3.23, which representations and warranties shall survive until the third anniversary of the Initial Closing Date, and (b) Section 3.11, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.11 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

                  10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  if to the Company:

                  Critical Path, Inc.
                  532 Folsom Street
                  San Francisco, CA  94105
                  Telecopy:  (415) 808-8898
                  Attention: Chief Financial Officer

                  with a copy to, which shall not constitute notice to the
                  Company:

                  Pillsbury Winthrop LLP
                  50 Fremont Street
                  San Francisco, CA  94105
                  Telecopy: (415) 983-1200
                  Attention: Gregg Vignos, Esq.

                  if to the Lenders:

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza

                  Greenwich, CT 06830
                  Telecopy: (203) 618-9207
                  Attention: Matthew Nimetz
                             Thomas J. Murphy
                  with a copy to, which shall not constitute notice:

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Telecopy: (212) 757-3990
                  Attention: Douglas A. Cifu, Esq.

                  if to the CK Purchasers:

                  c/o Campina Enterprises Limited
                  Great Affluent Limited
                  Dragonfield Limited
                  Lion Cosmos Limited
                  7th Floor
                  Cheung Kong Center
                  2 Queen's Road Central
                  Hong Kong
                  Telecopy: (852) 2845-2057
                  Attention: Mr. Edmond Ip

                  and

                  c/o Cenwell Limited
                  22nd Floor
                  Hutchison House
                  10 Harcourt Road
                  Hong Kong
                  (852) 2128-1778
                  Attention: Company Secretary

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

                  10.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Lenders and the CK Purchasers may assign any of their rights under this Agreement or the other Transaction Documents to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Lenders. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  10.4     Amendment and Waiver.

                  (a) No failure or delay on the part of the Company, the CK Purchasers or the Lenders in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the CK Purchasers or the Lenders at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company, the CK Purchasers or the Lenders from the terms of any provision of this Agreement, shall be effective
(i) only if it is made or given in writing and signed by the Company, the CK Purchasers and the Lenders, and (ii) only in the specific instance and for the specific purpose for which made or given; provided, however, that to the extent any amendment or waiver adversely affects any of the Lenders or the CK Purchasers, such amendment or waiver shall require the prior written consent of each Lender or CK Purchaser so adversely affected. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

                  10.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  10.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  10.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                  10.11 Fees. The Company shall reimburse each of the Lenders and the CK Purchasers for their fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement (including, but without limitation, to advise on reporting obligations of the Lenders and/or the CK Purchasers and filings with Commission); provided, that the aggregate amount of all such reimbursements in respect of each of the Lenders and the CK Purchasers shall not exceed $12,500.

                  10.12 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, or the Lenders or CK Purchasers or the business, technology and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the Lenders or CK Purchasers from disclosing information (a) that is already publicly available,
(b) that was known to such Lender or CK Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Lender or CK Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Lender or CK Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (d) to the extent that such Lender or CK Purchaser reasonably believes it appropriate in order to comply with any Requirement of Law, (e) to such Lender's or CK Purchaser's or the Company's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents; and provided, further, that after the Initial Closing and the Subsequent Closing, as the case may be, GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Lenders' investment in the Company. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

                  10.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  10.14 Legal Representation. It is acknowledged by each of the CK Purchasers that the Lenders have retained Paul, Weiss, Rifkind, Wharton & Garrison LLP to act as their counsel in connection with the transactions contemplated by the Transaction Documents and that Paul, Weiss, Rifkind, Wharton & Garrison LLP has not acted as counsel for any of the CK Purchasers in connection with the transaction contemplated by the Transaction Documents and that none of the CK Purchasers has the status of a client of Paul, Weiss, Rifkind, Wharton & Garrison LLP for conflict of interest or any other purposes as a result thereof.

                  10.15 Voting. At any meeting of the stockholders of the Company at which, or for any written stockholder consent in which, the Company is seeking stockholder approval for any of the matters encompassed in the Stockholder Approval, each of the Lenders and each of the CK Purchasers shall, and shall cause its Affiliates to, vote all of the shares held by such Lender, CK Purchaser or Affiliate, as the case may be, in favor of such matters if it is permitted by the Requirements of Law, regulations or rules.

                  10.16 Waiver. The Lenders and the CK Purchasers hereby unconditionally waive any rights to an adjustment of shares of Series D Preferred Stock and shares of Series E Preferred Stock with respect to the Rights Offering, the issuance of Series E Purchase Rights and the issuance of the Rights Shares issuable upon exercise of the Rights Shares that such Lenders or CK Purchasers, as the case may be, may otherwise be entitled to pursuant to
Section 7(c) of the Amended and Restated Series D Certificate of Determination or Section 7(c) the Series E Certificate of Determination, respectively.

              [the remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Convertible Note Purchase and Exchange Agreement on the date first written above.

                                    CRITICAL PATH, INC.,
                                    a California corporation

                                    By: /s/ Michael J. Zukerman
                                        ----------------------------------------
                                        Name: Michael J. Zukerman
                                        Title: Senior Vice President

                                    GENERAL ATLANTIC PARTNERS 74, L.P.

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its General Partner

                                    By: /s/ Matthew Nimetz
                                        ----------------------------------------
                                        Name: Matthew Nimetz
                                        Title: A Managing Member

                                    GAP COINVESTMENT PARTNERS II, L.P.

                                    By: /s/ Matthew Nimetz
                                        ----------------------------------------
                                        Name: Matthew Nimetz
                                        Title: A General Partner

                                    GAPSTAR, LLC

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its Managing Member

                                    By: /s/ Matthew Nimetz
                                        ----------------------------------------
                                        Name: Matthew Nimetz
                                        Title: A Managing Member

                                    GAP-W, LLC

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its Manager

                                    By: /s/ Matthew Nimetz
                                        ----------------------------------------
                                        Name: Matthew Nimetz
                                        Title: A Managing Member

                                    GAPCO GMBH & CO. KG

                                    By: GAPCO MANAGEMENT GMBH,
                                        its General Partner

                                    By: /s/ Matthew Nimetz
                                        ----------------------------------------
                                        Name: Matthew Nimetz
                                        Title: Managing Director

                                    CENWELL LIMITED

                                    By: /s/ Edmond Ip Tak Chuen
                                        ----------------------------------------
                                        Name: Mr. Edmond Ip Tak Chuen
                                        Title: Authorized Signatory

                                    CAMPINA ENTERPRISES LIMITED

                                    By: /s/ Edmond Ip Tak Chuen
                                        ----------------------------------------
                                        Name: Mr. Edmond Ip Tak Chuen
                                        Title: Director

                                    GREAT AFFLUENT LIMITED

                                    By: /s/ Edmond Ip Tak Chuen
                                        ----------------------------------------
                                        Name: Mr. Edmond Ip Tak Chuen
                                        Title: Director

                                    DRAGONFIELD LIMITED

                                    By: /s/ Ezra Pau Yee Wan
                                        ----------------------------------------
                                        Name: Ezra Pau Yee Wan
                                        Title: Authorized Signatory

                                    LION COSMOS LIMITED

                                    By: /s/ Ezra Pau Yee Wan
                                        ----------------------------------------
                                        Name: Ezra Pau Yee Wan
                                        Title: Director